Exhibit 99.1

Inspired Appoints James Richardson New Chief Financial Officer

November 6, 2024

NEW YORK, Nov. 06, 2024 -- Inspired Entertainment, Inc. (“Inspired”) (NASDAQ: INSE), a leading B2B provider of gaming content, technology, hardware and services, announced that it has appointed James Richardson as Chief Financial Officer and Chief Accounting Officer, commencing January 1, 2025.

Mr. Richardson joins Inspired from Manchester Airports Group (MAG), the United Kingdom’s largest airports group, where he most recently served as Group Commercial Finance Director and Finance Director, overseeing financial operations for London Stansted and East Midlands airports.

“We are thrilled to welcome James to the Inspired Entertainment team,” said Brooks Pierce, CEO of Inspired. “James’s extensive background in financial reporting and governance for both US and UK publicly listed businesses, his strong financial management and his proven track record for driving growth, value creation, and technical accounting expertise make him an ideal fit for our company as we continue to execute our strategic initiatives and deliver value to our shareholders. The combination of James’s leadership and experience across multiple sectors, particularly the gaming industry, will allow him to make an immediate contribution.”

With nearly 30 years of experience, Mr. Richardson brings a wealth of knowledge and expertise in financial leadership, strategic planning, commercial development, corporate finance, M&A and operational management across various industries including online gaming, financial services and payments. Prior to his role at MAG, he served as the Global Finance Director for William Hill plc’s online betting and gaming business, the largest division of the William Hill group with a presence in over 100 jurisdictions. He also held senior financial positions at DFC Global Corp. and Global Payments Inc., a multi-billion-dollar NYSE-listed company. Mr. Richardson began his career at PwC, where he gained significant experience in audit and corporate finance. He is a graduate of the University of Hull and a qualified Chartered Accountant.

“I am excited to join Inspired Entertainment and contribute to its next phase of growth,” said Mr. Richardson. “I look forward to working with the talented team at Inspired to build on the Company’s strong foundation and its ongoing expansion of its digital vertical in order to drive continued growth and success.”

Mr. Richardson’s appointment comes at a pivotal moment for Inspired Entertainment. Over the past year, the Company has achieved significant milestones, including noteworthy growth in its online gaming business along with the launch of its revolutionary Hybrid Dealer product. With his extensive expertise, Mr. Richardson is well-positioned to seamlessly join the leadership team and help propel the Company into an exciting new phase of growth and innovation.

About Inspired Entertainment, Inc.

Inspired offers an expanding portfolio of content, technology, hardware and services for regulated gaming, betting, lottery, social and leisure operators across land-based and mobile channels around the world. Inspired’s gaming, virtual sports, interactive and leisure products appeal to a wide variety of players, creating new opportunities for operators to grow their revenue. Inspired operates in approximately 35 jurisdictions worldwide, supplying gaming systems with associated terminals and content for approximately 50,000 gaming machines located in betting shops, pubs, gaming halls and other route operations; virtual sports products through more than 32,000 retail venues and various online websites; digital games for 170+ websites; and a variety of amusement entertainment solutions with a total installed base of more than 16,000 terminals. Additional information can be found at www.inseinc.com.

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